EXHIBIT 10.17

MASTER SERVICES AGREEMENT

AND INTELLECTUAL PROPERTY ASSIGNMENT

Contract Number: MSA—(Worksoft)—FY06-051109A

This Master Services Agreement and Intellectual Property Assignment (“Agreement”) is made and entered into as of the 1st day November, 2005 (the “Effective Date”) by and between Worksoft Creative Software Technology Ltd. (“Company”) and Microsoft (China) Co. Ltd. (“Microsoft”). Intending to be legally bound, Microsoft and Company agree as follows:

1.	SERVICES

1.1 Work Schedules. Company will perform for Microsoft, as a “work made for hire”, the services that are described in one or more schedules or statements of work (“SOW”) that the parties may execute from time to time under this Agreement (hereinafter all referenced as “Schedules”), all pursuant to the terms and conditions of this Agreement and the price, delivery dates, specifications, and other terms and conditions described in the applicable Schedules. Such services will include, but are not limited to, the development and/or delivery of any materials, inventions, ideas, designs, concepts, techniques, discoveries, or improvements created by Company. Any and all services under this Agreement and/or any Schedules will hereafter be referred to as “Work”. Company is not obligated to perform any Work, and Microsoft has not contracted for any Work, unless and until a Schedule is executed by both parties. Both parties agree the requirement of a written signed schedule is satisfied upon either (a) Company and Microsoft’s signing a schedule, or (b) Company’s commencing Work described in an electronic Schedules or purchase order transmitted by an authorized and designated Microsoft employee. In the event that Company performs and Microsoft pays for any services without having executed a Schedule or any other written agreement applying to such services, then such services will constitute Work under this Agreement and will be governed by the terms and conditions of this Agreement.

1.2 Program Administrative Guidelines. Company will observe all requirements of the Program Administrative Guidelines in relation to all Work performed under this Agreement. The Program Administrative Guidelines are available at www.msvendorprogram.com and may be modified by Microsoft from time to time.

1.3 Acceptance Process. Unless provided otherwise in the applicable Schedule, Microsoft will have thirty (30) days following delivery of any Work in which to evaluate the Work and any portion thereof and submit a written or verbal notice of acceptance or rejection to Company, or such other longer time as is reasonable under the circumstances. Microsoft may accept or reject Work based on its failure to conform to specifications or warranties or its being unfit for Microsoft’s intended purpose. If rejected, Company will promptly correct the Work. If Company fails to correct the Work within fifteen (15) days after notice of rejection or other reasonable period agreed to by the parties, Microsoft may terminate the applicable Schedule to this Agreement, or the applicable portion thereof, and receive a full refund of amounts paid under such Schedule for the rejected Work.

1.4 Subcontracting. Company may not subcontract the Work or any portion of the Work under this Agreement to any third party (including without limitation any independent contractor) without the prior written consent of Microsoft. In the event that Microsoft consents to the use of a subcontractor, then (a) Company guarantees the subcontractor’s performance, (b) Company remains obligated under this Agreement and the applicable Schedule for the performance of the subcontracted Work, notwithstanding

Microsoft’s consent to the use of a subcontractor, (c) Company will, prior to the subcontractor begins to perform any of the subcontracted Work, enter into a written agreement with the subcontractor obligating the subcontractor to comply with Company’s obligations under this Agreement and the applicable Schedule, (d) Microsoft will have no obligation or liability to the subcontractor under this Agreement or any Schedule or otherwise and the subcontractor will have no rights or remedies against Microsoft under this Agreement or any Schedule or otherwise, and (e) Microsoft will have the right but not the obligation to directly pay the subcontractor for any Work it performs under this Agreement and to offset the amount of such payment against any amounts owed Company. Company may not impose on Microsoft a surcharge for any subcontractor fees.

1.5 Microsoft Materials. For purposes of this Agreement: “Microsoft Materials” means any equipment or other tangible materials, software (except for any Source Code as defined and/or listed in License Forms executed by Company and Microsoft, if any; “License Form” is defined in the Master Source Code Agreement, if any, between the parties), documentation, methodologies, know how, processes, techniques, ideas, concepts, technologies, data and/or any other information that are provided by Microsoft to Company in connection with any Schedule. If Microsoft provides Company any Microsoft Materials in connection with any Schedule, then Microsoft hereby grants Company a non-exclusive, personal, non-transferable, non-assignable license to, during the term of such Schedule and subject to any additional terms and conditions in any license or other agreement provided by Microsoft with such Microsoft Materials, internally use, modify and create derivative works of such Microsoft Materials for the sole purpose of, and solely to the extent strictly necessary for, performing the Work under such Schedule. Any modifications, enhancements, and/or derivative works Company makes of Microsoft Materials will constitute Work assigned to Microsoft under Section 3 of this Agreement. Microsoft retains all right, title and interest in the Microsoft Materials. The Microsoft Materials constitute Microsoft Confidential Information subject to Section 4.1 of this Agreement. Company assumes the risk of loss, damage, unauthorized access and/or use, theft and/or disappearance of Microsoft Materials in Company’s care, custody or control. Company will not remove, alter or obscure any markings identifying Microsoft Materials as Microsoft property or proprietary or confidential to Microsoft. Company acknowledges that Microsoft Materials consisting of Microsoft software are subject to U.S. export jurisdiction and may be of U.S. origin. Company agrees to comply with all applicable international and national laws that apply to the Microsoft Materials, including without limitation the U.S. Export Administration Regulations, as well as end-user, end-use and destination restrictions issued by U.S. and other governments.

1.6 Microsoft Facilities; Microsoft Policies and Employee Training. Company will not use any Microsoft-provided facilities other than in performance of the Work without the prior written consent of Microsoft. While on Microsoft premises or conducting any Microsoft related business, Company’s personnel will comply with all Microsoft policies, processes and procedures and all applicable laws and regulations. Company assumes all responsibility for providing to its personnel any training that may be required to insure compliance with such policies, processes and procedures laws and regulations, and Company agrees that Microsoft will have the right to: (a) audit such policies and procedures and the enforcement thereof and the records relating to such policies, procedures and enforcement; and (b) observe Company’s enforcement of such policies and procedures. Further, Company warrants that when Company’s personnel require cardkey access to Microsoft facilities, an account on Microsoft’s email system, and/or any other access to any Microsoft’s networks or systems, Company and its personnel assigned to Microsoft will execute all applicable agreement(s) required by Microsoft and will comply with all vendor policies then in effect, and Company will immediately remove upon Microsoft’s request any of its personnel who fail to comply with such policies, laws, and regulations. Company is not authorized to use, and agrees that its employees will not use, its location on Microsoft’s premises or network access to obtain information or materials or physical access other than as expressly authorized by Microsoft. Microsoft will not be responsible for loss, damage, theft or disappearance of any personal property located on Microsoft premises belonging to Company or its employees or agents.

1.7 Company Equipment. Unless agreed upon in written by both parties in an addendum to this Agreement, two working days prior to Company’s start date which will be stipulated in the Vendor Information Table (as defined in Schedule A), Company shall place within Microsoft’s designated facility all equipment required for Company to perform its duties including computers and all required computer peripherals, at least with LCD monitors, keyboards and mice (“Company Equipment”). Company shall equip each vendor who is assigned to work on a particular Microsoft project under this Agreement (“Vendor”) with not less than two (2) computers. All computers included in the Company Equipment shall meet the minimum requirement of 80 GB hardware, 1 GB memory and Intel@ Pentium@ 4 processor. Microsoft reserves the right to designate different specifications for the computers if required by a specific project. Nevertheless, the cost of all computers shall not exceed Sixteen Thousand and Five Hundred RMB Yuan (¥ 16,500.00) on a per unit basis (including computer peripherals but excluding software). All computers included in the Company Equipment should be preinstalled with legal versions of Microsoft operating systems as evidenced by a COA (Certificate of Authenticity) affixed to each computer. Company shall obtain Microsoft’s prior written approval before installing any software programs other than those specifically designated by Microsoft. Prior to placing the computers in the Microsoft designated facility, Company shall ensure that all personal data or information relating to the Company has been deleted from these computers. The Company Equipment shall remain Company’s property while within the Microsoft’s designated facility and Company shall be responsible for the management and maintenance of the Company Equipment including but not limited to upgrade all computers annually and make sure they meet the then current specification requirement of Microsoft and shall arrange sufficient insurance cover. Notwithstanding the foregoing, Microsoft at its own discretion and without seeking prior approval from the Company shall have the right to:

(a) Install and access monitoring software on the computers and delete any and all contents or take images thereof; and

(b) Remove the hard drive on any computer and replace it with a comparable one, the cost of which will be borne by Microsoft.

2.	PAYMENT

2.1 Payment Amount. As complete and final payment for the Work, Microsoft will pay Company the fees for the Work as set forth in the applicable Schedule for such Work (“Fees”), in accordance with the payment terms in this Section 2.

2.2 Payment Terms. Upon acceptance of the Work and receipt of a correct and undisputed invoice from Company, Microsoft will pay such invoice on either of the following payment terms: (a) net sixty (60) days with no discount on the invoiced amount; or (b) net ten (10) days less a two percent (2%) discount on the invoiced amount. Unless otherwise agreed in the Schedule, in no event will Microsoft be obligated to pay any invoice received from Company more than sixty (60) days from the date the Work was accepted. Company will bear sole responsibility for all expenses incurred in connection with the performance of the Work, unless otherwise agreed to in advance and in writing by Microsoft.

2.3 Microsoft Invoice. Company will invoice Microsoft for all amounts due under this Agreement via the Microsoft Invoice online tool, in accordance with the then-current requirements set forth at http://invoice.microsoft.com and as maybe further specified in the Program Administrative Guidelines. Invoices will not bear an invoice date earlier than the date on which Company is entitled to be paid under the applicable Schedule. Company will invoice all amounts in arrears unless specified otherwise in the applicable Schedule. Company’s invoices will set forth all amounts due from Microsoft to Company and will contain sufficient detail to allow Microsoft to determine the accuracy of the amount(s) billed. All invoices will be expressed and payable in RMB.

2.4 Payment Method. Payments by Microsoft will be made according to Microsoft’s then-current payment policies, which may include payment via ACH electronic payment to Company’s financial institution pursuant to instructions supplied to Microsoft by Company in Microsoft’s ACH Electronic Payment form. Microsoft will be entitled to offset any amounts that Company owes to Microsoft against any amounts Microsoft owes to Company.

2.5 Disputed Amounts. Microsoft may dispute any payable amount by notice to Company orally or in writing within sixty (60) calendar days of Microsoft’s receipt of the invoice, which claim of dispute may concern not only the accuracy of the charge itself, but also any claim of deficient services or performance, or any other claim of breach of this Agreement that relates to the specific charges in the invoice. Any partial payment of an invoice will be deemed notice by Microsoft of the disputed amount. All disputed amounts that Microsoft subsequently agrees in writing to pay, or that are required to be paid pursuant to a proper court order or award from any mutually submitted arbitration, will be paid on the payment terms set forth in section 2.2 above. Payment of an invoice without asserting a dispute is not a waiver of any claim or right. Failure by Microsoft to dispute any invoiced amount within the periods set forth above will not be deemed a waiver of any claims that were unknown to Microsoft at the time.

3.	OWNERSHIP OF WORK

3.1 Work Made for Hire. The Work (including, without limitation, any works of authorship, documents, records, notes, inventions (whether or not reduced to practice), methods, materials, ideas, designs, models, concepts, techniques, discoveries, and improvements created, conceived or reduced to practice by Company in connection with Work or by use of or exposure to Microsoft Confidential Information) has been specially ordered and commissioned by Microsoft, may be incorporated in existing Microsoft works as a compilation or collective work, and constitutes work made for hire for Microsoft under applicable copyright law to the extent it qualifies as such. Company agrees that Microsoft will own all copyrights in the Work and that the Work is a “work made for hire” for copyright purposes.

3.2 Assignment. Company hereby assigns to Microsoft, its successors and assigns, all rights, title and interests in and to the Work including, without limitation, the following:

(a) any copyrights that Company may possess or acquire in the Work that do not qualify as a work made for hire, and all copyrights and equivalent rights in the Work, throughout the world, including without limitation all renewals and extensions of such rights that may be secured under the laws now or hereafter in force and effect in the United States of America or in any other country or countries;

(b) all rights in and to any inventions, ideas, designs, concepts, techniques, discoveries, or improvements, whether or not patentable, embodied in the Work or developed in the course of Company’s creation of the Work, including, but not limited to, all trade secrets, utility and design patent rights and equivalent rights in and to such inventions and designs throughout the world, regardless of whether or not legal protection for the Work is sought;

(c) any documents, magnetically or optically encoded media, or other materials created by Company under this Agreement; and

(d) the right to sue for infringements (including, without limitation, any infringements that may occur before the date of this Agreement), and to collect and retain damages from any such infringements.

3.3 Assignment in Perpetuity & Worldwide. For the avoidance of doubt: (a) the assignment set forth in Section 3.2 above is in perpetuity and worldwide; and (b) notwithstanding anything contained in any applicable law of any jurisdiction, the assigned rights will not revert to Company if not exercised at any time whatsoever.

3.4 Further Assurances; Other Rights. At Microsoft’s expense, Company will execute and deliver such documents and take such other action as may be requested by Microsoft to evidence, perfect or protect Microsoft’s rights in the Work and to carry out the assignments and waivers contemplated in this Section 3. In this regard, Company will cooperate with Microsoft in the filing and prosecution of any copyright, trademark or patent applications that Microsoft may elect to file on the Work or inventions and designs relating to the Work. Company hereby appoints Microsoft as Company’s attorney-in-fact (this appointment being irrevocable and coupled with an interest) to execute such documents on Company’s behalf. Company will not challenge, oppose or interfere with such applications and will not file any such applications on its own behalf. To the extent Company has any rights in the Work not subject to assignment, including without limitation any moral rights; Company waives and agrees not to assert such rights and enforcement thereof to the maximum extent permitted by law.

4.	NON-DISCLOSURE

4.1 Non-Disclosure Generally. At all times during and after the term of this Agreement, Company will hold in strictest confidence, and will not use or disclose to any third party, any Microsoft Confidential Information. The term “Microsoft Confidential Information” means all non-public information that Microsoft designates as being confidential or which under the circumstances of disclosure ought to be treated as confidential. “Microsoft Confidential Information” includes, without limitation, the Work, the existence of this Agreement and/or any Schedules, terms and conditions of this Agreement and/or any Schedules, information relating to released or unreleased Microsoft software or hardware products, marketing or promotion of any Microsoft product, business policies or practices of Microsoft, customers or suppliers of Microsoft, “Personal Information” (as defined in Section 5.1 below), or information received from others that Microsoft is obligated to treat as confidential. If Company has any questions as to what constitutes Microsoft Confidential Information, Company will consult with Microsoft. “Microsoft Confidential Information” does not include information that, through no fault or breach of Company or any third party: (a) was known to Company prior to Microsoft’s disclosure to Company; or (b) becomes publicly available.

4.2 4.2 Press Releases and Publicity. Company will not issue press releases or publicity in any form that relates to this Agreement or Company’s participation in the Microsoft Vendor Program. Company will not use the name “Microsoft” or “Microsoft Corporation” or any Microsoft trademarks in any brochures, advertisements, websites or other marketing materials, except as may be expressly permitted in the applicable Schedule or other Microsoft agreement, and then only if such use complies with guidelines designated by Microsoft from time to time, and only if such use has been reviewed and approved in advance by Microsoft as to its compliance with the applicable Schedule or agreement and with Microsoft guidelines. Provided that Company requests and obtains Microsoft’s prior written consent, Company may use the name “Microsoft Corporation” in client presentations or in written response to requests for client lists as part of requests for proposals or requests for information.

5.	PERSONAL INFORMATION

5.1 Personal Information Defined. For the purposes of this section, “Personal Information” means any information provided by Microsoft or collected by Company in connection with this Agreement (a) that identifies or can be used to identify, contact, or locate the person to whom such information pertains, or (b) from which identification or contact information of an individual person can be derived. Personal Information includes, but is not limited to, name, address, phone number, fax number, email address, social security number or other government-issued identifier, and credit card information. Additionally, to the extent any other information (such as, but not necessarily limited to, a personal profile, unique identifier, biometric information, and/or Internet Protocol address) is associated or combined with Personal Information, then such information also will be considered Personal Information.

5.2 Collection and Access. Company will not collect or access any Personal information except to the extent such collection or access is strictly necessary to perform the Work or to fulfill any legal requirements in the performance of the Work. If the Work involves the collection of personal information directly from individuals, such as through a webpage, Company will provide a clear and conspicuous notice regarding the uses of the personal information. Company will ensure such notice complies with all relevant guidelines contained at http://members.microsoft.com/privacy or as otherwise provided by Microsoft.

5.3 Use of Personal Information. Company will use Personal Information only as necessary to perform the Work in accordance with this Agreement and the applicable Schedule and not for any other purpose whatsoever. Company will maintain such Personal Information as Microsoft Confidential Information under Section 4. Company will not share any Personal Information that is collected or possessed by Company with any third parties for any reason except as necessary to carry out the Work, and only under terms and conditions substantially similar to those contained in this Section 5. If Company is served with a court order compelling disclosure of any Personal Information or receives notice of proceedings for such an order, Company will oppose the order, will promptly notify Microsoft of the order or notice, and will provide Microsoft the opportunity to intervene before Company files any response to the order or notice.

5.4 Handling of Personal Information. Company will take reasonable steps to protect Personal Information in Company’s possession from unauthorized use, access, disclosure, alteration or destruction. Security measures will include, without limitation, access controls, encryption or other means, where appropriate. Company must immediately notify Microsoft of any known security breach that may result in the unauthorized use, access, disclosure, alteration or destruction of Personal Information. Company will conduct an audit on at least an annual basis to evaluate the security of Personal Information in Company’s possession and to verify that the terms of this Agreement with respect to Personal Information are being followed. Upon request from Microsoft, Company will provide Microsoft with all audit results and all Personal Information in Company’s possession.

6.	COMPANY WARRANTIES

Company warrants that

(a) Company has full and exclusive right and power to enter into and perform according to the terms of this Agreement;

(b) The Work as delivered to Microsoft does not infringe or misappropriate any copyright, patent, trade secret, trademark, or other proprietary right held by any third party and is free of any lien, claim, security interest or encumbrance;

(c) The Work will meet the specifications described in the applicable Schedule, will be complete and accurate, and will comply with all applicable laws and regulations;

(d) Company will have all necessary rights to the Work to transfer ownership to Microsoft as required by Section 3 above. Work created by Company employees will be created within the scope of their employment and under written obligation to assign to Company all right, title and interest in the Work, including without limitation the rights enumerated and assigned to Microsoft in Section 3 above. If Microsoft provides consent under section 1.4 for a subcontractor to perform Work, such subcontractor will be under written obligation to assign all right, title and interest in the Work to Company including without limitation the rights enumerated and assigned to Microsoft in Section 3 above;

(e) Company will not incorporate into the Work any product, software, or other materials for which the intellectual property rights are not owned solely by Company without the express written permission of Microsoft;

(f) The Work will be performed in a professional manner and will be of a high grade, nature, and quality;

(g) The Work is not, and when delivered to Microsoft will not be, in whole or in part, governed by an Excluded License. An Excluded License is any license that requires, as a condition of use, modification and/or distribution of software subject to the Excluded License, that such software and/or other software combined and/or distributed with such software be (a) disclosed or distributed in source code form; (b) licensed for the purpose of making derivative works; or (c) redistributable at no charge.

(h) The software component of any Work as delivered to Microsoft will not contain any viruses or other applications or executables that will degrade or infect any Work product or any other software or Microsoft’s network or systems, including without limitation any “trap doors,” “worms” and “time bombs.”

(i) Company will dedicate appropriate facilities, skilled employees, and resources to complete Work.

(j) Microsoft Materials will be used for the sole purpose of performing the Work under the Schedule for which Microsoft provides the Microsoft Materials to Company. Microsoft Materials will not be disclosed to or used for the benefit of any third party.

(k) Company will comply with all applicable laws and treaties in performing the Work, including without limitation all applicable employment, health and safety, environmental and immigration laws.

(l) None of the individuals utilized by Company to perform Work (including, without limitation, employees of Company, and employees of any subcontractor used by Company with Microsoft’s consent pursuant to Section 1.4 of this Agreement) have been convicted of a felony (or any similar offense) within ten (10) years prior to Company’s use of such individuals to perform Work.

7.	INDEMNITY

7.1 Indemnification Obligation. Company will indemnify, hold harmless and upon written request defend Microsoft and its affiliates and the respective officers, directors, employees, agents and successors of Microsoft and its affiliates (collectively, “Indemnified Parties”) from and against any and all actions, suits, proceedings, claims, demands, investigations, liabilities, damages, penalties, fines, judgments, settlements, costs and expenses (including, without limitation, any attorneys’ and experts’ fees and expenses) arising out of or relating to (a) any claim that the Work, or any name or mark furnished by Company under this Agreement, infringes or misappropriates any confidential information, trade secret, patent, copyright, trademark, trade name, or any other legal right of any third party, (b) any claim that, if true, would constitute a breach of Company’s warranties set forth in Section 6 of this Agreement, and/or (c) Company’s negligence, malfeasance, violation of law, or any other breach of or default under this Agreement (collectively, “Claims”).

7.2 Indemnification Procedure. If any action is brought against any Indemnified Party for which Company is obligated to provide a defense under Section 7.1, Microsoft or the Indemnified Party will promptly notify Company in writing. Microsoft will cooperate with Company at Company’s request and expense in all reasonable respects in connection with the defense of any such action. Company may upon written notice thereof to the applicable Indemnified Parties undertake to conduct all proceedings or negotiations in connection therewith and assume the defense thereof, and if it so undertakes, it will also undertake all other required steps or proceedings to settle or defend any such action, including without limitation the employment of counsel satisfactory to the applicable Indemnified Parties and payment of all expenses as they come due. Microsoft and the Indemnified Parties will have the right to employ separate counsel and participate in the defense thereof at their own expense. Company will reimburse the applicable Indemnified Parties upon demand for any payments made or loss suffered by them in connection with any Claim. Company will keep the applicable Indemnified Parties informed of and consult with them concerning defense or settlement of each Claim. Company will not have any right, without the applicable Indemnified Parties’ prior written consent, to agree or consent to any stipulation, admission or acknowledgment of any fault, guilt, wrongdoing or liability on the part of any Indemnified Party or to any settlement, judgment or order.

7.3 Infringing Work. If the Work furnished hereunder is in any action held to constitute an infringement and its use is enjoined, Company will, in addition to its obligations under Section 7.1 and Section 7.2, immediately and at its expense either (a) procure for Microsoft the right to continue use, sale, and marketing of the Work or (b) replace or modify the Work with a version of the Work that is non infringing. If options (a) and (b) are not available to Company, Company will refund to Microsoft all amounts paid to Company by Microsoft hereunder.

8.	TERM AND TERMINATION

8.1 Term. This Agreement will commence as of the Effective Date and will remain in effect until terminated. Either party may terminate this Agreement if the other party is in material breach or default of any obligation that is not cured within 30 calendar days notice of such breach.

8.2 Termination of Agreement. This Agreement will terminate upon sixty (60) days’ prior written notice by either party, provided that Company must complete all Work under then existing Schedules unless otherwise agreed by Microsoft.

8.3 Termination Effect. The sole effect of terminating this Agreement will be to terminate the ability of either party to enter into subsequent Schedules that incorporate the terms of this Agreement. Termination of the Agreement will not, by itself, result in the termination of any Schedules previously entered into (or extensions of the same) that incorporate the terms of this Agreement, and the terms of this Agreement will continue in effect for purposes of such Schedules unless and until the schedule itself is terminated or expires.

8.4 Termination of Schedule. The term of any Schedules may be set forth in an applicable schedule. Microsoft will have the right to cancel any Schedule with or without cause upon written notice to Company. Upon receipt of such notice, Company will discontinue all Work under the applicable Schedule. Except in cases of cancellation for cause as specified in section 1.3 of this Agreement, Microsoft will pay for all Work performed by Company under the applicable Schedule up until the earlier of: (a) the date of Company’s receipt of the cancellation notice; or (b) the date five (5) days after Microsoft sends the cancellation notice.

8.5 Delivery of Materials. Within ten (10) days following completion of or cancellation of a Schedule or termination of this Agreement, or upon Microsoft’s request, Company will (a) deliver to Microsoft all tangible materials constituting, containing or embodying Work, Microsoft Confidential Information, Personal Information and Microsoft Materials (including, without limitation, all drawings, blue prints, notes, memoranda, specifications, software, electronic media, designs, devices, documents, documentation and any other materials), and (b) irretrievably delete all Work, Microsoft Confidential Information, Personal Information and Microsoft Materials that Company possesses in electronic or other intangible form, except to the extent that Microsoft may in its sole discretion provides its prior written consent to Company retaining any of the foregoing, and except that, unless Microsoft provides contrary instructions, Company may retain any Work, Microsoft Confidential Information, Personal Information and Microsoft Materials necessary to complete Work under Schedules that have not been completed or cancelled. At Microsoft’s request, Company will provide Microsoft with a certificate signed by an officer of Company certifying Company’s compliance with the foregoing.

8.6 Survival. Sections 1.5, 1.6, 1.8, and 2 through 11 will survive any expiration or termination of this Agreement.

9.	INSURANCE

9.1 In General. Company will maintain sufficient insurance coverage to enable it to meet its obligations created by this Agreement and by law. Without limiting the foregoing, Company will obtain the following lines of coverage to the extent this Agreement creates exposures generally covered by these insurance policies: Commercial General Liability with minimum limits of USD$500,000.00 (or its equivalent in RMB) per occurrence, Workers’ Compensation (statutory limits), and Employer’s Liability with minimum limits of USD$100,000.00 (or its equivalent in RMB) per occurrence. Company will name Microsoft, its subsidiaries, and the respective directors, officers and employees of Microsoft and its subsidiaries as additional insured’s under such policy to the extent of contractual liability assumed by Company in Section 7 of this Agreement.

9.2 Professional Liability/Errors & Omissions Liability Insurance. Company will maintain Professional Liability/Errors & Omissions Liability insurance with policy limits of not less than USD$1,000,000 or its equivalent in RMB each claim. Such insurance will include coverage for infringement of the proprietary rights of any third party, to the extent reasonably available, including without limitation copyright, trade secret and trademark infringement as related to Company performance under this Agreement. In addition, such insurance will include coverage for the following personal injuries, unless covered, and not in any way excluded or restricted, by Company’s general liability insurance: invasion of privacy and advertising injury. Such insurance will include coverage for third party loss of use arising from recall, removal, or withdrawal of products due to Company’s errors, omissions, or negligent acts. Such insurance will not contain limitations of coverage for claims arising from unauthorized/exceeded access to systems/data or for services rendered over public/private networks. Throughout the term of this Agreement, the Professional Liability/Errors & Omissions Liability insurance’s retroactive coverage date will be no later than the Effective Date of this Agreement. Upon expiration or termination of this Agreement and all Schedules, Company will either continue to maintain an active insurance policy, or purchase an extended reporting period providing coverage for claims first made and reported to the insurance company within 12 months after the end of this Agreement and all Schedules.

9.3 Waive of Insurance. Microsoft may waive the insurance requirement as provided in Section 9 at its sole discretion.

10.	TAXES

10.1 Company Responsibility for Taxes. The amounts to be paid by Microsoft to Company herein do not include any value-added tax, business tax or any other indirect and direct taxes arising as a result of or in connection with the transactions contemplated under this Agreement. Company agrees to pay all applicable taxes levied on it by a duly constituted and authorized taxes authority on the transactions covered under this Agreement. To the extent required by any such taxing authority , Company may collect such taxes, if any, from Microsoft solely based on the amounts payable under this Agreement (such taxes the “Collected Taxes”), and in such case, company shall remit to Microsoft official tax certificates indicating that such taxes have been collected by Company and submitted to the appropriate tax authorities. Company will take such steps as are requested by Microsoft to minimize such Collected Taxes in accordance with all relevant laws and to cooperate with and assist Microsoft, at Microsoft’s request, in challenging the validity of any Collected Taxes or taxes otherwise paid by Microsoft. Company will equally share the cost of any successful Microsoft-initiated ruling and/or appeal or other determination that concludes that the Collected Taxes are not owed in whole or in part under this Agreement. When Company receives the payment from Microsoft, Company should issue formal tax receipts for Microsoft income tax deduction purpose. Company will indemnify and hold Microsoft harmless from any Collected Taxes, penalties, interest, or additions to tax arising from amounts paid by Microsoft to Company under this Agreement, that are asserted or assessed against Microsoft to the extent such amounts relate to amounts that are paid to or collected by Company from Microsoft under this section. If any taxing authority refunds any tax to Company which Microsoft originally paid to Company, or Company otherwise becomes aware that any tax was incorrectly and/or erroneously collected from Microsoft, or Company otherwise receives an economic benefit (including an audit offset) as the result of incorrectly and/or erroneously receiving Collected Taxes from Microsoft, then Company will promptly remit to Microsoft an amount equal to such refund, incorrect collection or tax benefit as the case may be, plus any interest thereon.

10.2 Withholding. If taxes are required to be withheld on any amounts otherwise to be paid by Microsoft to Company, Microsoft may deduct such taxes from the amount otherwise owed and pay them to the appropriate taxing authority. At Company’s written request and expense, Microsoft will use reasonable efforts to cooperate with and assist Company in obtaining tax certificates or other appropriate documentation, evidencing such payment, provided, however, that the responsibility for such documentation will remain with Company.

10.3 Company Employees. The parties agree that any workers who are engaged by Company and perform Work (“Workers”) will be employees of Company and not of Microsoft or its subsidiaries for all purposes, including without limitation workers’ compensation, taxes, compensation and employee benefits. Company will make all applicable employment and payroll tax withholdings and payments with respect to such Workers’ compensation, and Microsoft will not be responsible to provide the Workers with any compensation or employee benefits. .

11.	MISCELLANEOUS

11.1 Independent Contractor. Company is an independent contractor for Microsoft. Nothing in this Agreement will be construed as creating an employer-employee relationship, partnership or joint venture, as a guarantee of future employment or projects, as a limitation upon Microsoft’s sole discretion to terminate this Agreement at any time without cause, or as creating an exclusive relationship or minimum commitment. Company is not authorized to assume, create or incur any liability on behalf of Microsoft.

11.2 Notices. All notices and requests in connection with this Agreement will be deemed given as of the day they are received either by messenger, delivery service, or in the United States of America mails, postage prepaid, certified or registered, return receipt requested, and addressed as follows, or to such other address as the party to receive the notice or request so designates by written notice to the other:

NOTICES TO MICROSOFT	NOTICES TO COMPANY
Microsoft (China) Co., Ltd.	Worksoft Creative Software Technology Ltd.
Attention: Eric king	Attention: David Chen
6F, Beijing Sigma Center	4F Building 1,
No49, Zhichun Road, Haidian District,	No.1, Shangdo 3rd Street,
Beijing, China	Haidian District, Beijing
100080	100085 China
Copy to: Law & Corporate Affairs
Fax: (86) 10-62536627	Fax: (86) 10-82707480

11.3 Assignment. Company may not assign this Agreement, or any rights or obligations hereunder, whether by operation of contract, law or otherwise, except with the express written consent of Microsoft, and any attempted assignment by Company in violation of this section will be void. For purposes of this Agreement, an “assignment” by Company under this section will be deemed to include, without limitation, each of the following: (a) a change in beneficial ownership of Company of greater than twenty percent (20%) (whether in a single transaction or series of transactions) if Company is a partnership, trust, limited liability company or other like entity; (h) a merger of Company with another party, whether or not Company is the surviving entity; (c) the acquisition of more than twenty percent (20%) of any class of Company’s voting stock (or any class of non-voting security convertible into voting stock) by another party (whether in a single transaction or series of transactions); and (d) the sale or other transfer of more than fifty percent (50%) of Company’s assets (whether in a single transaction or series of transactions). In the event of such assignment or attempted assignment by Company, Microsoft will have the right to immediately terminate this Agreement.

11.4 Governing Law and Forum. This Agreement will be construed and controlled by the laws of the People’s Republic of China. In the event any dispute arises in connection with this, either party may refer the dispute to arbitration in Beijing by the China International Economic and Trade Arbitration Commission in accordance with its arbitration rules then in force. The arbitration award shall be final and binding on the parties, and the parties agree to be bound thereby and to act accordingly. This choice of arbitration does not prevent either party from seeking injunctive relief with respect to a violation of intellectual property rights or confidentiality obligations in any appropriate jurisdiction.

11.5 Construction. This Agreement does not constitute an offer by Microsoft and it will not be effective until signed by both parties. This Agreement (including any Schedules) constitutes the entire agreement between the parties with respect to the Work and all other subject matter hereof and merges all prior and contemporaneous communications. It may not be modified except by a written agreement signed on behalf of Company and Microsoft by their respective duly authorized representatives. Any party’s delay or failure to require performance of any provision of this Agreement will not in any way diminish or prejudice the right of such party to require performance of that provision, and any waiver by a party of a breach of any provision of this Agreement will not be construed as a waiver of any subsequent breach of this Agreement. If any provision of this Agreement is found to be invalid or unenforceable, then it will be enforced to the maximum extent permitted to effectuate its original purpose, and the remainder of this Agreement will remain in full force and effect.

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the Effective Date.

	Worksoft Creative Software Technology Ltd.		Microsoft (China) Co., Ltd.

By:	/s/ Chen Shuning	By:	/s/ Tim Chen
	(signature)		(signature)

	Chen Shuning		Tim Chen
	Name (print)		Name (print)

	CEO		CEO of Microsoft Great China Region
	Title		Title

December 15 ,2005
	Date		Date